Exhibit (10)(q)

EMPLOYMENT AGREEMENT

BETWEEN

MICHAEL J. COVEY

AND

POTLATCH CORPORATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 6th day of February, 2006, by and among Potlatch Corporation, a Delaware corporation (the “Company”), and Michael J. Covey (“Executive”), to be effective as of the Effective Date, as defined in Section 1.

BACKGROUND

The Company desires to retain Executive as the President and Chief Executive Officer of the Company from and after the Effective Date, in accordance with the terms of this Agreement. Executive is willing to serve as such in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective Date. The effective date of this Agreement (the “Effective Date”) is February 6, 2006.

2. Employment and Directorship.

(a) Employment. Executive is hereby employed on the Effective Date and will become the President and Chief Executive Officer of the Company on February 6, 2006. In his capacity as President and Chief Executive Officer of the Company, Executive shall have the duties, responsibilities and authority commensurate with such positions as shall be assigned to him by the Board of Directors of the Company, which shall be consistent with the duties, responsibilities and authority of persons holding such positions in a public company engaged in similar lines of business to that engaged in by the Company and its subsidiaries from time to time. In his capacity as President and Chief Executive Officer of the Company, Executive will report directly to the Board of Directors.

(b) Directorship. Executive has been elected as of the Start Date to serve as a member of the Board of Directors of the Company in Class II with a term of office ending at the Annual Meeting of stockholders in 2007. The Company will recommend to the Nominating and Corporate Governance Committee of the Board of Directors and to the full Board of Directors that Executive be nominated to serve as a member of the Board of Directors at each Annual Meeting of stockholders at which Class II directors are elected during the Employment Period. Executive’s service as a member of the Board of Directors will be subject to any required stockholder approval.

3. Employment Period. Unless earlier terminated herein in accordance with Section 7 hereof, Executive’s employment shall be for a three-year term (the “Employment Period”), beginning on January 1, 2006. Executive shall commence his active duties as President and Chief Executive Officer on February 6, 2006 (the “Start Date”). After the Employment Period has ended, Executive’s status shall be that of an “at-will” employee. However, if Employee is terminated after the Employment Period has ended, he will be covered under the Potlatch Corporation Severance Program for Executive Employees, as such program may be amended from time to time. During 2006, the Company will review the Severance Plan for Executive Employees and make such changes as may be appropriate to conform it to relevant competitive practices.

4. Extent of Service. During the Employment Period following the Start Date, and excluding any periods of vacation, holiday and sick leave to which Executive is entitled, Executive agrees to devote his reasonable full-time business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder. It shall not be a violation of this Agreement for Executive to (i) devote reasonable time to charitable, community, industry or professional activities, (ii) serve on corporate, civic, educational or charitable boards or committees, and/or (iii) manage personal business interests and investments, and so long as such activities do not materially interfere with the performance of Executive’s responsibilities under this Agreement; provided, however, that Executive shall not accept a position as a member of the board of directors of any for-profit corporation without the prior consent of the Board.

5. Compensation and Benefits.

(a) Base Salary. During the Employment Period following the Start Date, the Company will pay to Executive base salary at the rate of U.S. $625,000 per year (“Base Salary”), less normal withholdings, payable in equal semimonthly or more frequent installments as are customary under the Company’s payroll practices from time to time. The Executive Compensation and Personnel Policies Committee of the Board of Directors of the Company shall review Executive’s Base Salary annually and, subject to approval of the Board of Directors of the Company, may increase (but not decrease) Executive’s Base Salary from year to year. Such adjusted salary then shall become Executive’s Base Salary for purposes of this Agreement. The annual review of Executive’s salary by the Board shall consider, among other things, Executive’s own performance and the Company’s performance.

(b) Incentive, Savings and Retirement Plans. During the Employment Period following the Start Date, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs available to other senior executive officers of the Company (“Peer Executives”), and on a basis no less favorable than such Peer Executives. Without limiting the foregoing, the following shall apply:

(i) Annual Bonus Opportunity. During the Employment Period, Executive shall be entitled to participate in the Potlatch Corporation Management Performance Award Plan (the “MPAP”), or any other executive bonus plan then in effect, pursuant to which he shall have an opportunity to receive an annual cash bonus based upon the achievement of performance goals established in advance from year to year by the Executive Compensation and Personnel Policies Committee (such bonus earned at the stated “target” level of achievement being referred to herein as the “Target Bonus”). Executive’s Target Bonus will equal 65% of his actual Base Salary earned in such year, with a maximum award of 200% of the Target Bonus. Notwithstanding the foregoing, the Executive Compensation and Personnel Policies Committee may further adjust Executive’s award by a multiplier ranging from 0 to 1.4 based upon Executive’s individual performance. Executive’s final annual bonus (“Annual Bonus”) will be determined after applying the individual performance multiplier to the corporate performance bonus amount. The parties acknowledge that under the MPAP formula the target bonus is based on the number of days of employment. Since the Start Date would result in a pro-rata award, to offset this effect Executive’s adjusted individual performance modifier will be adjusted so that Executive’s 2006 Target Bonus is $406,250 (65% of $625,000).

(ii) Value Replacement Awards. In order to replace the value of certain earned incentives that would have been available to Executive from his former employer the Company shall provide to Executive the following replacement benefits:

(A) a one time value replacement bonus in the amount of $425,000 in cash, payable on the Start Date;

(B) 24,401 restricted stock units, granted on the Start Date (the “Initial RSU Award”), which award shall vest 20% on each of the first and second anniversaries of the Start Date, and 60% on the third anniversary of the Start Date. During such vesting period, an amount equal to the dividends that would have been received if the Initial RSU Award had been made in the form of restricted stock, if any, will be converted into additional restricted stock units based on the closing price of the Company’s common stock on the New York Stock Exchange on the dividend payment date. Such additional RSUs shall vest pursuant to the vesting schedule applicable to the Initial RSU Award. As a result of the Company’s conversion to a Real Estate Investment Trust (“REIT”), the restricted stock units granted to Executive have been treated in the same manner as similar awards held by Peer Executives, in accordance with the applicable requirements of the Potlatch Corporation 2005 Stock Incentive Plan; and

(C) a performance share award for the January 1, 2005 – December 31, 2007 performance cycle, consisting of 15,528 performance shares, pursuant to the Company’s Performance Share Program. The performance shares shall vest based on the Company’s percentile rank with respect to shareholder return versus thirty-two peer group companies (the “Peer Group”), as described in Exhibit I to this Agreement. Upon completion of the performance cycle, Executive’s award shall range from a minimum of zero shares to a maximum of two times the target number of shares. Awards shall be paid in shares of Company common stock as soon as practicable following the completion of the performance cycle. Except as provided in Section 8(b) herein, any unvested performance shares shall be immediately forfeited upon Executive’s termination of employment for any reason. As a result of the Company’s conversion to a REIT, the performance shares granted to Executive have been treated in the same manner as similar awards held by Peer Executives, in accordance with the applicable requirements of the Potlatch Corporation 2005 Stock Incentive Plan.

(iii) Annual Long-Term Incentive Awards. During the Employment Period, Executive shall be eligible for grants, under the Company’s long-term incentive plan or plans, of long-term incentive awards having terms and determined in the same manner as awards to other Peer Executives, unless Executive consents to a different type of award or different terms of such award than are applicable to other Peer Executives. Executive’s 2006 LTI Award opportunity shall consist of 20,800 performance shares granted under the Company’s Performance Share Program. Performance share payouts shall be based on the Company’s relative total shareholder return versus the Peer Group for the period of January 1, 2006 to

December 31, 2008. Upon completion of the performance cycle, Executive’s award shall range from a minimum of zero shares to a maximum of two times the target number of shares. Awards shall be paid in shares of Company common stock, as soon as practicable following the completion of the performance cycle. As a result of the Company’s conversion to a REIT, the performance shares granted to Executive have been treated in the same manner as similar awards held by Peer Executives, in accordance with the applicable requirements of the Potlatch Corporation 2005 Stock Incentive Plan. Except as provided in Section 8(b) herein, unvested performance shares shall be immediately forfeited upon Executive’s termination of employment for any reason.

Except as described above with respect to fiscal year 2006, the Executive Compensation and Personnel Policies Committee of the Company shall have the discretion to adopt different long-term incentive vehicles for future awards.

(iv) Retirement Benefits. Executive shall be eligible to participate in the Company’s Salaried Retirement Plan and Supplemental Retirement Plan. In order to replace the value of pension benefits that would have been available to Executive under his former employer’s Supplemental Benefits Plan had he remained employed until age 55, the Company shall provide to Executive a “minimum benefit,” if he retires at or after age 55 as described below:

(A) The minimum benefit provided by the Company shall be $26,800 per month, offset by the accumulated pretax value of benefits paid/payable from Executive’s former employer’s Supplemental Benefits Plan and the Company’s Salaried Retirement and Supplemental Retirement Plan. Exhibit II attached hereto compares the retirement benefits under Executive’s former employer’s retirement plans and the Company’s retirement plans.

(B) Executive’s benefit shall be payable in the form of a joint and 50% survivor annuity if Executive is married at the time of benefit commencement (with actuarial reduction for joint and survivor), or as a single life annuity if Executive is unmarried at the time of benefit commencement. To the extent required to comply with, or to avoid the payment of penalties under, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as determined by the Company’s outside counsel, the benefit payments shall not begin until six months following Executive’s “separation of service.” The sum of the delayed payments shall be paid in a single sum after six months, with monthly payments commencing thereafter.

(C) In the event that the benefits under the Company’s retirement plans plus the value of the Executive’s former employer’s Supplemental Benefits Plan benefits exceed the value of the minimum benefit, the minimum benefit shall be zero. The comparison of benefit values shall be calculated using the IRS specified mortality and interest rates for computing minimum lump sum payouts from qualified retirement plans for the calendar year of termination of employment, determined as of November of the prior year.

(D) The provisions of this Section 5(b)(iv) shall survive the termination of this Agreement.

(c) Welfare Benefit Plans. During the Employment Period following the Start Date, Executive and Executive’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”) to the extent available to other Peer Executives and on a basis no less favorable than such Peer Executives. In addition, the Company shall reimburse Executive for the cost of purchasing continued health insurance coverage for himself and his eligible dependents under COBRA for the period after he ceased to be eligible as an employee for health coverage provided by his former employer to the date he becomes eligible as an employee for health coverage under the Company’s plans and programs.

(d) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in accordance with the policies, practices and procedures of the Company to the extent available to other Peer Executives.

(e) Fringe Benefits. During the Employment Period following the Start Date, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company available to other Peer Executives.

(f) Vacation. During the Employment Period following the Start Date, Executive will be entitled to such period of paid vacation as may be provided under any plans, practices, programs and policies of the Company available to other Peer Executives.

(g) Relocation Assistance. The Company shall provide relocation assistance for Executive’s move to the Spokane, Washington area in accordance with the plans, practices, programs and policies of the Company available to other Peer Executives. In addition, the Company shall reimburse Executive for his costs incurred in connection with temporary living expenses and return trips home to the Atlanta, GA area for the lesser of six (6) months or until Executive’s family is relocated to the Spokane, Washington area.

(h) Stock Ownership Guidelines. Executive acknowledges and agrees to comply with the Company’s stock ownership guidelines for the Chief Executive Officer position, as the same may be amended from time to time. Such guidelines require Executive to acquire, within five years of assuming the CEO position, 75,000 shares of Company common stock of the Company. Pursuant to the Potlatch Corporation Officer Stock Ownership Guidelines, it is expected that Executive’s stock ownership shall equal 20% of the guideline at the first anniversary of the Start Date and the differential increase will equal at least 20% of the guideline each year thereafter until the guideline is met. If the differential increase is not achieved each year, or the guideline number of shares is not maintained, 50% of Executive’s award under the MPAP shall be provided in shares of Company common stock. The following shares are counted in the stock ownership guideline: (i) shares owned outright, (ii) shares acquired and held in the Salaried Employees’ Savings Plan, (iii) Stock Incentive Plan shares acquired through stock option exercises, performance share awards paid, and vested restricted shares or restricted stock units, and (iv) shares acquired through the MPAP, including awards deferred in stock units.

(i) Inventions, Trade Secrets and Confidentiality Agreement; Non-Compete. Executive acknowledges and agrees to comply with the Company’s standard Inventions, Trade Secrets and Confidentiality Agreement, as the same may be amended from time to time. In consideration of the compensation and benefits being paid by the Company to Executive hereunder, Executive further agrees that, during (a) the time Executive is employed under this Agreement and (b) a time period, if any, in which Executive receives payments and/or other benefits from the Company pursuant to Sections 8(a) or 8(b) of this Agreement, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain employment as Chief Executive Officer of a real estate investment trust whose principal holdings are timber properties (a timber REIT).

(j) Non-Solicitation of Employees. In consideration of the compensation and benefits being paid by the Company to Executive hereunder, Executive hereby agrees that, during (a) the time Executive is employed under this Agreement and (b) a time period, if any, in which Executive receives payments and/or other benefits from the Company pursuant to Sections 8(a) or 8(b) of this Agreement, Executive will not solicit for employment, offer, or cause to be offered employment, either on a full time, part-time or consulting basis, to any person who was employed by Employer or its affiliates on the date Employee’s employment terminated and with whom Employee had regular contact with during the course of his employment by Employer, unless Employee shall have received the prior written consent of Employer.

6. Change of Control. For the purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events:

(a) Upon consummation of a reorganization, merger or consolidation involving the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of Common Stock (the “Outstanding Common Stock”) and the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company either directly or through one or more subsidiaries), (B) no Person (as defined in Section 6(c) below) (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such other corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(b) On the date that individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of any Person other than the Board; or

(c) Upon the acquisition after the Effective Date by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then Outstanding Common Stock or (B) the combined voting power of the Outstanding Voting Securities; provided, however, that the following acquisitions shall not be deemed to be covered by this Section 6(c): (x) any acquisition of any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Company, (y) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or (z) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 6(a); or

(d) Upon the consummation of the sale of all or substantially all of the assets of the Company or approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

7. Termination of Employment.

(a) Death or Retirement. Executive’s employment shall terminate automatically upon Executive’s death or Retirement during the Employment Period. For purposes of this Agreement, “Retirement” shall mean normal retirement as defined in the Company’s then-current retirement plan, or if there is no such retirement plan, “Retirement” shall mean voluntary termination after age 65 with ten years of service.

(b) Disability. If the Company determines in good faith that the Disability (as defined below) of Executive has occurred during the Employment Period, it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall have the meaning set forth in Code section 409A(a)(2)(C). If no such long-term disability plan or policy is maintained, “Disability” shall mean the inability of Executive, as determined by the Board, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

(c) Termination by the Company. The Company may terminate Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the engaging by Executive in unfair competition with the Company or any a subsidiary;

(ii) Executive’s inducement of any customer of the Company or a subsidiary to breach any contract with the Company or such subsidiary;

(iii) Executive’s unauthorized disclosure of any of the secrets or confidential information of the Company or a subsidiary;

(iv) commission of an act of embezzlement, fraud or theft with respect to the property of the Company or a subsidiary;

(v) the engaging by Executive in conduct which is not in good faith and which directly results in material loss, damage or injury to the business, reputation or employees of the Company or a subsidiary; or

(vi) Executive’s conviction of or entering of a plea of nolo contendere to a felony.

The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of the Company (excluding Executive, if Executive is a member of the Board), finding that, in the good faith opinion of such Board, Executive is guilty of the conduct described above, and specifying the particulars thereof in detail. Such finding shall be effective to terminate Executive’s employment for Cause only if Executive was provided reasonable notice of the proposed action and was given an opportunity, together with counsel, to be heard by the Board.

(d) Termination by Executive. Executive’s employment may be terminated by Executive for Good Reason or no reason. For purposes of this Agreement, “Good Reason” shall mean, without the written consent of Executive:

(i) the assignment to Executive of any duties inconsistent in material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the Start Date, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities or as a result of which Executive no longer has a position substantially equivalent to Executive’s position as of the Start Date, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii) a reduction by the Company in Executive’s Base Salary and/or Target Bonus as in effect on the Effective Date or as the same may be increased from time to time other than in connection with an across-the-board reduction applicable to all Peer Executives;

(iii) the Company’s requiring Executive to be based at any office or location other than in Spokane and its immediate suburbs;

(iv) the material breach by the Company of any provision of this Agreement.

Good Reason shall not include Executive’s death or Disability; provided that Executive’s mental or physical incapacity following the occurrence of an event described in clause (i) – (iv) above shall not affect Executive’s ability to terminate for Good Reason. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. Any good faith determination of Good Reason made by Executive shall be conclusive, but the Company shall have an opportunity to cure any claimed event of Good Reason within 30 days of notice from Executive and the Board’s good faith determination of cure with respect to clause (i) or (iv) above shall be binding. The Company shall notify Executive of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and any Notice of Termination delivered by Executive based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate the Agreement.

(e) Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 16(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or a date within 30 days after receipt of the Notice of Termination, as specified in such notice, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies Executive of such termination or a date within 60 days after receipt of the

Notice of Termination, as specified in such notice, (iii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be, and (iv) if Executive’s employment is terminated by Executive without Good Reason, the Date of Termination shall be no fewer than 60 days following the Company’s receipt of the Notice of Termination.

8. Obligations of the Company upon Termination.

(a) Prior to a Change in Control; Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability. If, during the Employment Period and prior to a Change in Control, the Company shall terminate Executive’s employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason within a period of 90 days after the occurrence of the event giving rise to Good Reason and the Company has failed to cure such Good Reason as provided in Section 7(d) of this Agreement, then and, with respect to the payments and benefits described in clauses (i)(B) and (ii) below, only if Executive executes a release in substantially the form of Exhibit III hereto (the “Release”):

(i) the Company shall pay to Executive the following amounts after Executive executes the Release:

(A) the sum of (1) Executive’s Base Salary through the Date of Termination to the extent not theretofore paid and (2) any accrued vacation pay to the extent not theretofore paid shall be paid in a lump sum in cash within 30 days after the Date of Termination, or if later, within ten days after Executive executes the Release; and

(B) the product of (x) Executive’s Annual Bonus that would have been payable with respect to the fiscal year in which the Date of Termination occurs (determined at the end of such year based on actual performance results through the end of such year; provided that such Annual Bonus shall not be adjusted downward for individual performance) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the sum of the amounts described in subsections (A) and (B) shall be hereinafter referred to as the “Accrued Obligations”) shall be paid as soon as reasonably practicable after the bonus determination for the applicable year is made; and

(C) the amount equal to l/24th of Executive’s Base Salary and Target Bonus in effect as of the Date of Termination shall be paid on a semimonthly basis in accordance with the Company’s usual payroll practices for 24 months following the Date of Termination; provided, however, that to the extent required to comply with, or to avoid the payment of penalties under, Section 409A of the Code, as determined by the Company’s outside counsel, such payments shall not begin until six months following Executive’s “separation of service.” The sum of the delayed payments shall be paid in a single sum after six months, with payments semimonthly by commencing thereafter;

(ii) for two years after Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, or policy, the Company shall continue benefits to Executive and/or Executive’s eligible dependents at least equal to those which would have been provided to them in accordance with the Company’s health plans if Executive’s employment had not been terminated or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other Peer Executives and their eligible dependents, provided, however, that if Executive becomes re-employed with another employer and is eligible to receive medical under another employer provided plan, the health benefit coverage described herein shall cease. Executive’s eligibility to purchase continued health insurance coverage under COBRA shall run concurrently with the period for which the Company is providing coverage under this subsection. To the extent required to comply with, or to avoid the payment of penalties under, Section 409A of the Code, as determined by the Company’s outside counsel, Executive will pay the entire cost of such benefits for the first six months after the Date of Termination and the Company will reimburse the Executive for the Company’s share of such costs on the six-month anniversary of the Executive’s “separation from service” as defined in Section 409A of the Code; and

(iii) notwithstanding the provisions of the applicable option agreement, all of Executive’s vested but unexercised options to acquire Company common stock as of the Date of Termination shall remain exercisable through the earlier of (A) the original expiration date of the Option, or (B) a date which is three months following the Date of Termination; and

(iv) the Initial RSU Award will become immediately vested as of the Date of Termination; and

(v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

To the extent required to comply with, or to avoid the payment of penalties under, Section 409A, as determined by the Company’s outside counsel, one or more payments under this Section 8 shall be delayed to the six month anniversary of the date of Executive’s “separation from service,” within the meaning of Section 409A of the Code.

(b) In Connection with a Change in Control: Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability. If a Change in Control occurs during the Employment Period and, in connection with such Change in Control, the Company shall terminate Executive’s employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason within a period of 90 days after the occurrence of the event giving rise to Good Reason, then and, with respect to the payments and benefits described in clauses (i)(B) and (ii) below, only if Executive executes a release in substantially the form of the Release:

(i) the Company shall pay to Executive the following amounts after Executive executes the Release:

(A) the Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days after the Date of Termination; provided, however, that the Accrued Obligation described in Section 8(a)(i)(B) of this Agreement shall be determined with respect to the then-current Target Bonus or, if greater, the actual performance results through the end of the fiscal quarter ending on or immediately prior to the Change in Control, which amount shall not be adjusted downward for individual performance; and

(B) the amount equal to l/36th of Executive’s Base Salary and Target Bonus in effect as of the Date of Termination shall be paid on a semimonthly basis in accordance with the Company’s usual payroll practices for 36 months following the Date of Termination; provided, however, that to the extent required to comply with, or to avoid the payment of penalties under, Section 409A of the Code, as determined by the Company’s outside counsel, such payments shall not begin until six months following Executive’s “separation of service.” The sum of the delayed payments shall be paid in a single sum after six months, with semimonthly payments commencing thereafter;

(ii) for three years after Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, or policy, the Company shall continue benefits to Executive and/or Executive’s eligible dependents at least equal to those which would have been provided to them in accordance with the Company’s health plans if Executive’s employment had not been terminated or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other Peer Executives and their eligible dependents, provided, however, that if Executive becomes re-employed with another employer and is eligible to receive health benefits under another employer provided plan, the health benefits described herein shall cease. Executive’s eligibility to purchase continued health insurance coverage under COBRA shall run concurrently with the period for which the Company is providing coverage under this subsection. To the extent required to comply with, or to avoid the payment of penalties under, Section 409A, as determined by the Company’s outside counsel, Executive will pay the entire cost of such benefits for the first six months after the Date of Termination and the Company will reimburse the Executive for the Company’s share of such costs on the six-month anniversary of the Executive’s “separation from service” as defined in Section 409A of the Code; and

(iii) any options to acquire Company common stock granted to Executive at least six (6) months prior to the effective date of the Change in Control shall become immediately vested and exercisable as of the Date of Termination; and

(iv) notwithstanding the provisions of the applicable option agreement, all of Executive’s vested but unexercised options to acquire Company common stock as of the Date of Termination shall remain exercisable through the earlier of (A) the original expiration date of the Option, or (B) three months after the Date of Termination; and

(v) the Initial RSU Award will become immediately vested as of the Date of Termination; and

(vi) Executive shall receive a pro-rata portion of his performance share awards, based on the number of months completed in the performance cycle at the Date of Termination and actual results for the performance period; and

(vii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive his Other Benefits.

To the extent required to comply with, or to avoid the payment of penalties under, Section 409A, as determined by the Company’s outside counsel, one or more payments under this Section 8 shall be delayed to the six month anniversary of the date of Executive’s “separation from service,” within the meaning of Section 409A of the Code.

(c) Death, Disability or Retirement. If Executive’s employment is terminated by reason of his death, Disability or Retirement during the Employment Period, this Agreement shall terminate without further obligations to Executive or his estate, beneficiaries or legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive or his estate, beneficiary or legal representative, as applicable, in a lump sum in cash within 30 days of the Date of Termination; provided, however, that the Accrued Obligation described in Section 8(a)(i)(B) of this Agreement shall be paid as soon as reasonably practicable after the bonus determination for the applicable year is made. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 8(c) shall include, without limitation, and Executive or his estate, beneficiaries or legal representatives, as applicable, shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement, if any, as are applicable to Executive or his family on the Date of Termination.

(d) Cause or Voluntary Termination without Good Reason.

(i) Cause. If Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. The Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days after the Date of Termination; provided, however, that the Accrued Obligation described in Section 8(a)(i)(B) of this Agreement shall be paid as soon as reasonably practicable after the bonus determination for the applicable year is made.

(ii) Without Good Reason. If Executive voluntarily terminates employment during the Employment Period without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits, and all of Executive’s vested but unexercised options to acquire Company common stock as of the Date of Termination shall remain exercisable through the earlier of (A) the original expiration date of the Option, or (B) three months after the Date of Termination. The Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days after the Date of Termination; provided, however, that the Accrued Obligation described in Section 8(a)(i)(B) of this Agreement shall be paid as soon as reasonably practicable after the bonus determination for the applicable year is made.

(e) Resignations. Termination of Executive’s employment for any reason whatsoever shall constitute Executive’s resignation from the Board of Directors of the Company and resignation as an officer of the Company, its subsidiaries and affiliates.

9. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments would not exceed the safe harbor amount of 2.99 times Executive’s “base amount,” as defined in Code section 280G(b)(3), by $100,000 or more, then no Gross-Up Payment shall be made to Executive and the Payments, in the aggregate, shall be reduced to an amount such that the receipt of Payments would not give rise to any Excise Tax. In that event, Executive shall direct which Payments are to be modified or reduced (the “Reduced Amount”).

(b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such certified public accounting firm reasonably acceptable to the Company as may be designated by Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and Executive thereafter is required to make a payment of any

Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 9(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company and for which Executive may qualify, except as specifically provided herein. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any employee benefit plan, policy, practice or program of the Company, its subsidiaries or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

11. Full Settlement; No Obligation to Mitigate. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as explicitly provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

12. Costs of Enforcement. In any action taken in good faith relating to the enforcement of this Agreement or any provision herein, Executive shall be entitled to reimbursement for any and all reasonable costs and expenses incurred by him in enforcing or establishing his rights thereunder, including, without limitation, reasonable attorneys’ fees, whether suit be brought or not, and whether or not incurred in arbitration, trial, bankruptcy or appellate proceedings, but only if and to the extent Executive is successful in asserting such rights. Executive shall also be entitled to be paid all reasonable legal fees and expenses, if any, incurred in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit hereunder.

13. Arbitration.

(a) Mutual Agreement to Arbitrate. Except for those claims identified below, any controversy or claim by either party hereto against the other or any of their officers, directors, employees or agents arising from, out of or relating to this Agreement, the breach thereof, or the employment or termination thereof which would give rise to a claim under federal, state or local law (including but not limited to claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation) (“Claims”) shall be determined by final and binding arbitration in Spokane, Washington, before and in accordance with the rules of the American Arbitration Association for resolution of employment disputes by a neutral arbitrator selected in accordance with the rules of such Association. The arbitrator will have all of the powers a judge would have in dealing with any question or dispute that may arise before, during and after the arbitration, including, but not limited to, the power to award any type of legal or equitable relief that would be available in a court of competent jurisdiction under the applicable law or statute. The decision of the arbitrator shall be enforceable by any court having proper jurisdiction.

(b) Claims Not Covered. Claims for benefits under the workers’ compensation, unemployment insurance and state disability insurance laws, are not covered by this Section 13. Additionally, claims for temporary restraining orders or preliminary injunctions (“temporary equitable relief”) in cases in which such temporary equitable relief would be otherwise authorized by law are not covered by this Section 13. In such cases where temporary equitable relief is sought, the trial on the merits of the action will occur in front of, and will be decided by, the arbitrator, who will have the same ability to order legal or equitable remedies as could a court of general jurisdiction. Nothing in this Agreement precludes the Employee from filing a charge or from participating in an administrative investigation of a charge before any appropriate government agency. However, Employee acknowledges that he understands that he cannot obtain any monetary relief or recovery from such a proceeding.

(c) Costs. Employer agrees to bear the costs of the arbitrator’s fee and all other costs related to the arbitration, assuming that such costs are not expenses that Employee would be required to bear if he were bringing the action in a court of law. Employee and Employer shall each bear their own attorney’s fees incurred in connection with the arbitration, and the arbitrator will not have authority to award attorney’s fees unless a statute at issue in the dispute or other appropriate law authorizes an award of attorney’s fees, in which case the arbitrator shall have the authority to make an award of attorney’s fees as permitted by the applicable statute or law.

(d) Knowing and Voluntary Agreement; Complete Agreement. Employee understands and acknowledges that he has specifically requested inclusion of this arbitration provision in this Agreement and has been advised to consult with an attorney of his own choosing before signing this Agreement, and that he has had an opportunity to do so.

EMPLOYEE FURTHER UNDERSTANDS AND AGREES THAT HE HAS READ THIS EMPLOYMENT & ARBITRATION AGREEMENT CAREFULLY. BY SIGNING IT, EMPLOYEE IS EXPRESSLY WAIVING ANY AND ALL RIGHTS TO A TRIAL OR

HEARING BEFORE A COURT OR JURY OF ANY AND ALL DISPUTES AND CLAIMS SUBJECT TO ARBITRATION UNDER THIS AGREEMENT WHICH HE MAY NOW OR IN THE FUTURE HAVE.

14. Representations and Warranties. Executive hereby represents and warrants to the Company that Executive is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Executive’s execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

15. Assignment and Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any Surviving Corporation resulting from a Reorganization, Sale or Acquisition (if other than the Company) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no Reorganization, Sale or Acquisition had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

16. Miscellaneous.

(a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c) Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.

(d) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including without limitation, the Prior Agreement.

(e) Governing Law. Except as provided below and except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Washington shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(f) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Company:	Potlatch Corporation, Inc. 601 West Riverside Avenue Suite 1100 Spokane, WA 99201 Attention: Secretary

To Executive:	Michael J. Covey

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(g) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(h) Construction. Each party and his or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either party.

(i) Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

POTLATCH CORPORATION

By:	/s/ William T. Weyerhaeuser
Dr. William T. Weyerhaeuser Vice Chairman of the Board

EXECUTIVE:

/s/ Michael J. Covey
Michael J. Covey

EXHIBIT I

Vesting of Performance Shares for 2005-2007 Performance Cycle

RESOLUTION

PERFORMANCE SHARE MEASURE AND SCHEDULE

December 1, 2004

RESOLVED, that the Performance Measure, Performance Schedule and universe of comparator companies for use in the Addendum to the Performance Share Agreement in connection with a grant of Performance Shares to employees for the January 1, 2005 through December 31, 2007 Performance Period, in the form presented to this meeting, is approved.

2000 STOCK INCENTIVE PLAN

ADDENDUM TO PERFORMANCE SHARE AGREEMENT

Performance Period:

January 1, 2005 through December 31, 2007

Performance Measure:

The performance measure is a comparison of the percentile ranking of Potlatch Corporation’s total shareholder return (TSR), which includes stock price appreciation plus dividends paid during the performance period, to the TSR performance of selected peer group of forest products industry companies listed on Exhibit 1 hereto.

Performance Schedule:

The performance schedule below shows the percentage of the target grant that will be awarded at the end of the performance period depending upon the actual TSR percentile ranking achieved by Potlatch during the performance period:

TSR Rank	Percentile Rank	Percent of Target Paid
1st	Top	200%
2nd	97th	200%
3rd	94th	190%
4th	91st	183%
5th	88th	175%
6th	84th	168%
7th	81st	160%
8th	78th	153%
9th	75th	145%
10th	72nd	138%
11th	69th	130%
12th	66th	123%
13th	63rd	115%
14th	59th	108%
14th	56th	100%
16th	53rd	89%
17th	50th	79%
18th	47th	68%
19th	44th	57%
20th	41st	46%
21st	38th	36%
22nd	34th	25%
23rd	31st	0

The percent of the target grant awarded for achieved TSR percentiles between the levels shown above is determined by interpolation. The exact number of performance shares awarded to the Employee after multiplication by the appropriate factor (or determined by interpolation) plus dividend equivalents accrued during the performance period will be rounded to the nearest whole number of shares.

Performance Share Measure

Forest Products Industry Peer Group

Company Name

1.	Abitibi-Consolidated, Inc.
2.	Bowater
3.	Canfor Corporation
4.	Caraustar Industries, Inc.
5.	Cascades, Inc.
6.	Chesapeake
7.	Deltic Timber Corporation
8.	Doman Industries Limited
9.	Domtar, Inc.
10.	Georgia-Pacific
11.	Glatfelter
12.	International Forest Products Limited
13.	International Paper
14.	Kimberly-Clark
15.	Longview Fibre
16.	Louisiana-Pacific
17.	MeadWestvaco
18.	Nexfor, Inc.
19.	Norske Skog Canada Limited
20.	Packaging Corp of America
21.	Packaging Dynamics Corporation
22.	Plum Creek
23.	Pope & Talbot
24.	Rayonier
25.	Rock-Tenn Company
26.	Smurfit-Stone
27.	Sonoco Products Company
28.	Taiga Forest Products
29.	Tembec, Inc.
30.	Temple Inland
31.	Universal Forest Products
32.	West Fraser Timber Company
33.	Weyerhaeuser

If two of the listed companies merge during the applicable performance period, their combined TSR will be used for ranking purposes. If any listed company goes out of business or otherwise ceases to exist as an independent company during the applicable performance period, it will not be taken into consideration in determining TSR ranking for that performance period.

RESOLUTION

PERFORMANCE SHARE MEASURE AND SCHEDULE

December 1, 2005

RESOLVED, that the Performance Measure, Performance Schedule and universe of comparator companies for use in the Addendum to the Performance Share Agreement in connection with a grant of Performance Shares to employees for the January 1, 2006 through December 31, 2008 Performance Period, in the form presented to this meeting, is approved.

2000 STOCK INCENTIVE PLAN

ADDENDUM TO PERFORMANCE SHARE AGREEMENT

Performance Period:

January 1, 2006 through December 31, 2008

Performance Measure:

The performance measure is a comparison of the percentile ranking of Potlatch Corporation’s total shareholder return (TSR), which includes stock price appreciation plus dividends paid during the performance period, to the TSR performance of the selected peer group of forest products industry companies listed on Exhibit 1 hereto.

Performance Schedule:

The performance schedule below shows the percentage of the target grant that will be awarded at the end of the performance period depending upon the actual TSR percentile ranking achieved by Potlatch during the performance period:

TSR Rank	Percentile Rank	Percent of Target Paid
1st	Top	200%
2nd	97th	200%
3rd	94th	190%
4th	90th	183%
5th	87th	175%
6th	84th	168%
7th	81st	160%
8th	78th	153%
9th	74th	145%
10th	71st	138%
11th	68th	130%
12th	65th	123%
13th	61st	115%
14th	58th	108%
15th	55th	100%
16th	52nd	89%
17th	48th	79%
18th	45th	68%
19th	42nd	57%
20th	39th	46%
21st	36th	36%
22nd	32nd	25%
23rd	29th	0

The percent of the target grant awarded for achieved TSR percentiles between the levels shown above is determined by interpolation. The exact number of performance shares awarded to the Employee after multiplication by the appropriate factor (or determined by interpolation) plus dividend equivalents accrued during the performance period will be rounded to the nearest whole number of shares.

Performance Share Measure

Forest Products Industry Peer Group

Company Name

1.	Abitibi-Consolidated, Inc.
2.	Bowater
3.	Canfor Corporation
4.	Caraustar Industries, Inc.
5.	Cascades, Inc.
6.	Chesapeake
7.	Deltic Timber Corporation
8.	Western Forest Products Inc. (formerly Doman Industries Limited)
9.	Domtar, Inc.
10.	Glatfelter
11.	International Forest Products Limited
12.	International Paper
13.	Kimberly-Clark
14.	Longview Fibre
15.	Louisiana-Pacific
16.	MeadWestvaco
17.	Norbord, Inc. (formerly Nexfor, Inc.)
18.	Catalyst Paper Corporation (formerly Norske Skog Canada Limited)
19.	Packaging Corp of America
20.	Packaging Dynamics Corporation
21.	Plum Creek
22.	Pope & Talbot
23.	Rayonier
24.	Rock-Tenn Company
25.	Smurfit-Stone
26.	Sonoco Products Company
27.	Taiga Forest Products
28.	Tembec, Inc.
29.	Temple Inland
30.	Universal Forest Products
31.	West Fraser Timber Company
32.	Weyerhaeuser

If two of the listed companies merge during the applicable performance period, their combined TSR will be used for ranking purposes. If any listed company goes out of business or otherwise ceases to exist as an independent company during the applicable performance period, it will not be taken into consideration in determining TSR ranking for that performance period.

EXHIBIT II

Comparison of Retirement Benefits

End of Year	Projected Plum Creek Monthly Benefit	Lump Sum Value at 6% of Projected Plum Creek Benefit	Lump Sum Value at 6% of Potlatch Benefit Plus Lump Sum Value of Plum Creek Benefit(2)	Total Additional Value Payable by Potlatch at Termination
2006	$21,770	$1,042,118	$1,093,456	$0
2007	$22,658	$1,151,722	$1,234,849	$0
2008	$23,547	$1,271,295	$1,394,465	$0
2009	$24,435	$1,401,127	$1,574,586	$0
2010	$25,324	$1,542,991	$1,777,739	$0
2011	$26,213	$1,697,263	$2,020,732	$0
2012	$26,818	$4,226,448	$2,296,762	$1,929,686
2013	$26,818	$4,161,818	$2,607,377	$1,554,441
2014	$26,818	$4,094,774	$2,951,852	$1,142,923
2015	$26,818	$4,025,585	$3,344,086	$681,499
2016	$26,818	$3,954,250	$3,776,119	$178,131
2017	$26,818	$3,881,038	$4,249,463	$0

(1)	Based on the following assumptions: (i) 4% future salary growth, (ii) annual bonus equal to target at Potlatch and Plum Creek, and (iii) conversions to/from annuity form to lump sum are at 6%, 1994 GATT mortality.

(2)	This column includes the estimated lump sum value of your current Plum Creek benefit that will be paid to you upon separation of service.

EXHIBIT III

Form of Separation and Release Agreement

GENERAL RELEASE

This General Release (“Release”) is executed and delivered by MICHAEL J. COVEY (“Employee”) to and for the benefit of POTLATCH CORPORATION, a Delaware corporation, and any parent, subsidiary or affiliated corporation or related entity of Potlatch Corporation (collectively, “Company”).

In consideration of certain payments and benefits which Employee will receive following termination of employment pursuant to the terms of the Employment Agreement entered into as February 6, 2006, between the Employee and the Company (the “Agreement”), the sufficiency of which Employee hereby acknowledges, Employee hereby agrees not to sue and fully, finally, completely and generally releases, absolves and discharges Company, its predecessors, successors, subsidiaries, parents, related companies and business concerns, affiliates, partners, trustees, directors, officers, agents, attorneys, servants, representatives and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, arbitrations, unfair labor practice charges, wages, vacation payments, severance payments, obligations, commissions, overtime payments, workers compensation claims, debts, profit sharing or bonus claims, expenses, damages, judgments, orders and/or liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown to Employee which Employee now owns or holds or has at any time owned or held as against Releasees, or any of them through the date Employee executes this Release (“Claims”), including specifically but not exclusively and without limiting the generality of the foregoing, any and all Claims arising out of or in any way connected to Employee’s employment with or separation of employment from Company including any Claims based on contract, tort, wrongful discharge, fraud, breach of fiduciary duty, attorneys’ fees and costs, discrimination in employment, any and all acts or omissions in contravention of any federal or state laws or statutes (including, but not limited to, federal or state securities laws, any deceptive trades practices act or any similar act in any other state and the Racketeer Influenced and Corrupt Organizations Act), and any right to recovery based on state or federal age, sex, pregnancy, race, color, national origin, marital status, religion, veteran status, disability, sexual orientation, medical condition, union affiliation or other anti-discrimination laws, including, without limitation, Title VII, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the National Labor Relations Act, the California Fair Employment and Housing Act, and any similar act in effect in any jurisdiction applicable to Employee or the Company, all as amended, whether such claim be based upon an action filed by Employee or by a governmental agency.

Notwithstanding the foregoing, nothing herein shall release (i) the Company of its severance and post-termination obligations to Employee under the Agreement, (ii) any other contractual obligations of the Company or any of the other Released Parties to Executive contained in one or more written agreement with Employee, subject to the terms and conditions of such agreements, (iii) any rights or claims that Employee may have in his capacity as a shareholder of the Company, or (iv) any vested rights that Employee may have under the

Company’s benefit plans, subject to the terms and conditions of such plans. Nothing in this Agreement releases, waives or otherwise affects Employee’s rights pertaining to advancement and/or indemnification pursuant to applicable law and the Company’s Certificate of Incorporation and Bylaws, or Employee’s reimbursement under any applicable directors and officers liability insurance policy, subject to the terms and conditions thereof.

Employee acknowledges and agrees that neither anything in this Release nor the offer, execution, delivery, or acceptance thereof shall be construed as an admission by Company of any kind, and this Release shall not be admissible as evidence in any proceeding except to enforce this Release.

It is the intention of Employee in executing this instrument that it shall be effective as a bar to each and every claim, demand, grievance and cause of action hereinabove specified. In furtherance of this intention, Employee hereby expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified, and elects to assume all risks for claims that now exist in Employee’s favor, known or unknown, that are released under this Release. Employee acknowledges Employee may hereafter discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to the claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, damages, judgments, orders and liabilities herein released, and agrees the release herein shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.

If any provision of this Release or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Release which can be given effect without the invalid provision or application. To this end, the provisions of this Release are severable.

Employee represents and warrants that Employee has not heretofore assigned or transferred or purported to assign or transfer to any person, firm or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released.

Employee represents that he is not aware of any claims other than the claims that are released by this instrument. Employee agrees to waive any rights he may have under any statute or common law principle which prevents the waiver of claims which the waiving individual does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the other party.

NOTICE TO EMPLOYEE

The law requires that Employee be advised and Company hereby advises Employee in writing to consult with an attorney and discuss this Release before executing it. Employee acknowledges Company has provided to Employee at least twenty-one (21) calendar days

(forty- five (45) calendar days, in the case of a group termination) within which to review and consider this Release before signing it.

Should Employee decide not to use the full twenty-one (21) or forty-five (45) days, as applicable, then Employee knowingly and voluntarily waives any claims that Employee was not in fact given that period of time or did not use the entire twenty-one (21) or forty-five (45) days to consult an attorney and/or consider this Release. Employee acknowledges that Employee may revoke this Release for up to seven (7) calendar days following Employee’s execution of this Release and that it shall not become effective or enforceable until such revocation period has expired. Employee further acknowledges and agrees that such revocation must be in writing and delivered to Company in accordance with the terms of the Agreement and must be received by Company as so addressed not later than midnight on the seventh (7th) day following Employee’s execution of this Release. If Employee so revokes this Release, the Release shall not be effective or enforceable and Employee will not receive the monies and benefits described above. If Employee does not revoke this Release in the time frame specified above, the Release shall become effective at 12:00:01 A.M. on the eighth (8th) day after it is signed by Employee.

In the case of a group termination, the law requires that Employee be provided a detailed list of the job titles and ages of all employees who were terminated in the group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated. Employee acknowledges that Employee has been provided with this information.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A GENERAL

RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

I have read and understood the foregoing General Release, have been advised to and have had the opportunity to discuss it with anyone I desire, including an attorney of my own choice, and I accept and agree to its terms, acknowledge receipt of a copy of the same and the sufficiency of the monies and benefits described above, and hereby execute this Release voluntarily and with full understanding of its consequences.

Dated:	February 6, 2006	/s/ Michael J. Covey
MICHAEL J. COVEY